Exhibit 10.42

Date

Dear Name,

I would like to take this opportunity to thank and recognize you for your performance contributions, determination, flexibility and teamwork, which have made a positive impact within the Spirit team.

Effective x Date, your Executive Compensation will be adjusted as noted below:

Current Base Salary:	$xx
New Base Salary:	$xx

Current Short-Term Incentive Plan (STIP):	xx%
New Short-Term Incentive Plan (STIP):	xx%

Current Long-Term Incentive Plan (LTIP):	xx%
New Long-Term Incentive Plan (LTIP):	xx%

Current Total Direct Compensation (TDC):	$xx
Your new Total Direct Compensation (TDC):	$xx

Once again, thank you and congratulations. I look forward to strong performance and achieving our goals in 201X and beyond.

Sincerely,

Manager